Exhibit 10.36

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment (“Amendment”) to the Employment Agreement (“Agreement”), effective December 18, 2018, as amended effective October 15, 2021, February 21, 2023, and December 17, 2024, is entered into by and between TherapeuticsMD, Inc. with a place of business at 951 Yamato Road, Suite 220, Boca Raton, Florida 33431 (“TherapeuticsMD”); and Marlan Walker (“Executive”).

WHEREAS, the Agreement exists between TherapeuticsMD and Executive (collectively herein as the “Parties”) relating to Executive’s employment with TherapeuticsMD; and

WHEREAS, the Parties have agreed to amend various terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, intending to be legally bound, the Parties hereby agree as follows:

1.	Section 2(b) (Annual Short-Term Incentive.) is deleted in its entirety and replaced with the following:

Executive shall be entitled to participate in the Company’s annual short-term incentive compensation program, as such program may exist from time to time, at a level commensurate with the position of Chief Executive Officer. For calendar years beginning on or after January 1, 2022, the percentage of Base Salary targeted as annual cash short-term incentive compensation for each calendar year during the Term shall be fifty percent (50%) of Base Salary (the “Targeted Annual Bonus Award”). Executive acknowledges that the amount of annual short-term incentive compensation, if any, to be awarded shall be at the sole, good faith discretion of the Board or a committee of the Board, may be less or more than the Targeted Annual Bonus Award, and will be based on a number of factors determined by the Board or a committee of the Board for each calendar year, including the Company’s performance in connection with, among other factors, the clinical program, regulatory filings, commercialization and/or sales, and Executive’s individual performance. Any annual short-term incentive compensation earned for any calendar year shall be paid no later than December 31 of the calendar year following the calendar year for which the compensation is earned. Except as set forth in Sections 3(b)(ii), 3(b)(iii), and 3(b)(iv), Executive must be employed by the Company on the date on which short-term incentive compensation is paid in order to receive such short-term incentive compensation.

2.	Except as specifically referenced herein, the Agreement shall remain unchanged and shall continue in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which shall constitute one instrument.

TherapeuticsMD, Inc.

/s/ Gail Naughton	Date: 12/17/2024
Signature

Gail Naughton
Printed Name and Title

Marlan Walker

/s/ Marlan Walker	Date: 12/17/2024
Signature